UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                           SEC FILE NUMBER 001-15046

         (Check  One) [ ] Form  10-K
                      [ ] Form 20-F
                      [ ] Form 11-K
                      [X] Form 10-Q
                      [ ] Form N-SAR

                         For Period Ended June 25, 2002

                      [ ]  Transition Report on Form  10-K
                      [ ]  Transition Report  on Form  20-F
                      [ ]  Transition  Report on Form 11-K
                      [ ]  Transition   Report  on  Form  10-Q
                      [ ]  Transition  Report on Form  N-SAR
                      For the  Transition Period Ended: _________________

     READ ATTACHED INSTRUCTIONS BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I  -  REGISTRANT INFORMATION:

NEW DRAGON ASIA CORP.
---------------------
Full Name of Registrant

ROOM 1304,  13th Floor,  Wing On Centre
111 Connaught Road Central,
Sheung Wan, Hong Kong
----------------------------------------
Address of principal executive offices:

HONG KONG, 33301
-----------------
City, State and Zip Code



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PART II  - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box).

[X]       (a)      The reasons  described  in  reasonable  detail in  Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)      The subject annual report, semi-annual report, transition
                   report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]       (c)      The accountant's statement or other exhibit required by Rule
                   12b-25(b) has been attached if applicable.

PART III  -  NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed).

          The Company's principal operations are located in the People's Republic of China. Accordingly, the completion of the financial statements has been delayed for a short time.

PART IV  - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Willie Lai                  (852)             2815-9892
         --------------------------------------------------------------
         (Name)                    (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed?

         [X] Yes           [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?      [ ] Yes           [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

                              NEW DRAGON ASIA CORP.
                   ------------------------------------------
                   Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 8, 2002               By:     /s/ Willie Lai
                                        ---------------------------------------
                                            Willie Lai, Chief Financial Officer